EXHIBIT 3

Translation from German

Supplemental Agreement to the

Purchase Agreement of 07/29/2008

between

Norddeutsche Landesbank Girozentrale, Friedrichswall 10, 30159 Hanover,

- hereinafter: the “Seller” -

and

Dr. Winfried Kill, Parkstrasse 32a, 51427 Bergisch-Gladbach

- hereinafter: the “Purchaser” -

Preamble

WHEREAS Seller holds 31,024,000 shares of stock, ISIN US75961Q1013, (hereinafter: the “Shares”) of Remote MDX Inc with its principal place of business in Utah, United States (hereinafter: the “Company”).

Pursuant to the purchase agreement of 07/29/2008, the Seller has sold the Shares to the Purchaser or, respectively, to a purchasing entity to be established. The parties have now agreed that the Purchaser himself shall personally and irrevocably acquire the Shares. The right of the Purchaser to rescind the contract which was agreed earlier falls away. Now, the parties agree on the modalities for the implementation of the purchase agreement of 07/29/2008 as follows:

§ 1 Subject Matter

Seller sells to Purchaser all Shares stated in the preamble, together with all rights and obligations attaching to the Shares. Purchaser accepts the sale.

§ 2 Purchase Price

(1)          The purchase price is EUR 0.80583 per share and thus totals

EUR 25,000,069.92

(in words: twenty-five million sixty-nine Euros ninety two cents).

(2)          A part of the purchase price in the amount of EUR 6,000,000.- for 7,445,739 Shares is due and payable on 08/29/2008 The remaining amount of EUR 19,000,069.92 for 23,578,261 Shares is due and payable no later than 10/15/2008. Earlier payments are possible at any time, as long as the Purchaser gives respective notice thereof to the Seller within a notice period of two bank working days in advance.

§ 3 Transfer of the Shares

(1)          Seller and Purchaser agree that the ownership to the Shares shall pass to Purchaser exchange for payments of the respective purchase price.

(2)          Purchaser will arrange for his depositary bank to provide Seller in good time with the data and information necessary for processing the transfer of the Shares and the settlement of the purchase price as so-called “against transaction” through the settlement system of Clearstream Banking Luxembourg.

§ 4 Liability, Warranty

(1)          Seller and Purchaser agree that the subject matter of this agreement is not the Company but the Shares and that Seller disclaims any liability for defects in quality or title in the Company including the Company’s earning capacity or the value of the Shares or individual items of the Company’s assets.

(2)          Seller warrants that on signing of this agreement and on the effective date of the transfer of the Shares:

a)           the Shares will be at Purchaser’s free disposal and not encumbered with rights of others and will be free from any other’s rights to sell or buy the Shares; and

b)           Seller has the right to freely dispose of the Shares without requiring a third party’s consent.

§ 5 Miscellaneous

(1)          Each party bears its own costs in connection with the conclusion and performance of this agreement, including costs of external advisors.

(2)          The Purchaser confirms that his decision to buy the Shares has been taken on the basis of his own scrutiny of the risks involved and that in so far he has not received any advisory or financial services of the Seller and that he shall not raise any claims against the Seller in this regard.

(3)          This agreement is subject to the laws of the Federal Republic of Germany.

(4)          Place of performance and place of jurisdiction is Hanover.

(5)          The parties agree that if any provision in this agreement should be or become ineffective this shall be without prejudice to the validity of the remainder hereof. The parties undertake that if possible they will replace an ineffective provision with a provision of equal or similar financial effect. The same applies if the agreement should prove to have a gap or omission in the course of its performance.

(6)          Any amendments of or supplements to this agreement, including an amendment of or supplementation to this Clause, requires written form which shall be observed by facsimile transmission of the signed documents in order to be effective. No side agreements have been entered into.

(7)          For the validity of this supplement agreement, the facsimile transmission of a signed version to the respective other party is sufficient.

Hanover, date: August 29, 2008	Bergisch-Gladbach, date: August 29, 2008

/s/ Dr. Johannes-Jörg Riegler	/s/ Dr. Winfried Kill
/s/ Dr. Gunter Dunkel